REGISTRATION NO. ________
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                    FORM S-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            R-TEC TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in its Charter)

       New Jersey                                              22-3615979
    ---------------                                        ------------------
    (State or Other              (Primary Standard         (I.R.S. Employer
    Jurisdiction of             Classification Code       Identification No.)
    Incorporation or                  Number)
     Organization)

   61 Mallard Dr., P.O. Box 282, Allamuchy, New Jersey, 07820, (888) 299-7832
   --------------------------------------------------------------------------
   (Address and Telephone Number of Registrant's Principal Place of Business)

                             Michael K. Mullen, Esq.
                          Schenck, Price, Smith & King
                              10 Washington Street
                                  P.O. Box 905
                        Morristown, New Jersey 07963-0905
                                 (973) 593-1000
            ---------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:
                               Sirota & Sirota LLP
                                747 Third Avenue
                            New York, New York 10017
                                 (212) 759-5555

Approximate Date of Proposed Sale to the Public: As soon as practicable from time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration   statement  for  the  same  offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                                   CALCULATION OF REGISTRATION FEE
Title of each
Class of                                               Proposed Maximum        Proposed Maximum
Securities to be                 Amount to be           Offering Price        Aggregate Offering           Amount of
Registered                       Registered             Per Share (1)                Price             Registration Fee
-----------------              ----------------       ------------------      ------------------       ----------------
Common Stock                   3,750,000 Shares            $8.00                $30,000,000.00             $8,340.00
(no par value per share)

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

_____________________
1 Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act.

R-Tec Technologies, Inc.
CROSS-REFERENCE SHEET

Item Number and Heading                              Heading in Prospectus
-----------------------                              ---------------------
1.          Front of the Registration
            Statement and Outside Front
            Cover Page of Prospectus . . .     Facing pages; Front
                                               Cover Page
2.          Inside Front and Outside Back
            Cover Pages of Prospectus  . .     Inside Front and Outside
                                               Back Cover Pages of Prospectus

3.          Summary Information and Risk
            Factors  . . . . . . . . . . .     Prospectus Summary; Risk Factors

4.          Use of Proceeds . . . . . . .      Prospectus Summary; Use of
                                               Proceeds; Description of Business

5.          Determination of
            Offering Price . . . . . . . .     Cover Page; Prospectus Summary;
                                               Risk Factors; Determination of
                                               Offering Price

6.          Dilution   . . . . . . . . . .     Dilution; Comparative Data

7.          Selling Security Holders . . .     Not applicable

8.          Plan of Distribution . . . . .     Front Cover Page; Plan of
                                               Distribution

9.          Description of the Securities      Description of Securities
10.         Interest of Named Experts and
            Counsel  . . . . . . . . . . .     Not Applicable

11(a)       Description of Business  . . .     Description of Business

11(b).      Description of Property  . . .     Management - Facilities

11(c).      Legal Proceedings  . . . . . .     Legal Matters

11(d).      Market for Common Equity and
            Related Stockholder Matters  .     Front Cover Page; Risk Factors;
                                               Shares Eligible For Future Sale

11(e)(f)    Financial Statements . . . . .     Financial Statements
  (g).


11(h).      Management's Discussion and
            Analysis or Plan of Operation .    Plan of Operations

11(i).      Changes In and Disagreements
            with Accountants on Accounting
            and Financial Disclosure   . .     Not Applicable

11(j)       Directors, Executive Officers,
            Promoters and Control Persons      Directors, Executive Officers,
                                               Promoters and Control Persons

11(k).      Executive Compensation . . . .     Executive Compensation

11(l).      Security Ownership of Certain
            Beneficial Owners and
            Management . . . . . . . . . .     Security Ownership of Certain
                                               Beneficial Owners and Management

11(m)       Certain Relationships and
            Related Transactions . . . . .     Related Transactions


12.         Disclosure of Commission
            Position on Indemnification for
            Securities Act Liabilities . .     Disclosure of Commission Position
                                               on Indemnification for Securities
                                               Act Liabilities

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED FEBRUARY __, 1999

PROSPECTUS
                                3,750,000 SHARES

                            R-TEC TECHNOLOGIES, INC.

                                  COMMON STOCK
                                  -------------

         This is an initial public offering of shares of common stock of R-Tec Technologies, Inc. All of the shares to be sold in the offering are being sold by the company. There is currently no public market for the common stock. R -Tec Technologies expects that the public offering price of the common stock will be $8.00 per share.

         The shares will be sold to the public by R-Tec's officers and directors who will not be compensated for their sales efforts. The company is not required to sell any specific number or dollar amount of common stock, but will use its best efforts to sell all of the shares being offered.

         This offering is for a minimum of 625,000 shares and not more than 3,750,000 shares. Until at least 625,000 shares are fully subscribed, all subscription payments will be deposited into an escrow account at the Bank of New York. If 625,000 shares are not subscribed to within three (3) months after the effective date of this prospectus, all proceeds will be promptly refunded in full, without interest, and without any deduction for expenses. This offering will end on the earlier of the following: Three months after the effective date of this prospectus if 625,000 shares are not subscribed, the sale of the 3,750,000 shares, twelve months after the effective date of this prospectus or the date on which the Company decides to close the offering, which will not exceed twelve months from the effective date of this prospectus.

         While it does not plan to do so at this time, the company may engage the services of broker-dealers to assist it in selling the shares. If it does so, the maximum commission paid to any such broker-dealer will be 10% of the offering price.

         The shares will be quoted on the NASD Electronic Bulletin Board under the symbol "_______."

         Investing in the common stock involves a high degree of risk. See "Risk Factors" beginning on page 10.
                                            Price To           Proceeds To
                                             Public              Company
                                        --------------       --------------
Per Share. . . . . . . . . . . . . .    $         8.00       $         8.00
Total Minimum (625,000 Shares). . .       5,000,000.00         5,000,000.00
Total Maximum (3,750,000 Shares). .      30,000,000.00        30,000,000.00

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this Prospectus is ______, 1999

                                TABLE OF CONTENTS
                                                                           Page

ADDITIONAL INFORMATION . . . . . . . . .                                     3

PROSPECTUS SUMMARY . . . . . . . . . . .                                     4

RISKS FACTORS. . . . . . . . . . . . . .                                    10

DILUTION . . . . . . . . . . . . . . . .                                    16

USE OF PROCEEDS. . . . . . . . . . . . .                                    17

MANAGEMENT'S DISCUSSION AND ANALYSIS . .                                    19

BUSINESS . . . . . . . . . . . . . . . .                                    20

MANAGEMENT AND AFFILIATES. . . . . . . .                                    29

PRINCIPAL SHAREHOLDERS . . . . . . . . .                                    32

CERTAIN RELATIONSHIPS
     AND RELATED TRANSACTIONS. . . . . .                                    32

ORGANIZATION WITHIN LAST FIVE YEARS. . .                                    34

DESCRIPTION OF SECURITIES. . . . . . . .                                    34

PLAN OF DISTRIBUTION . . . . . . . . . .                                    36

LEGAL MATTERS. . . . . . . . . . . . . .                                    37

EXPERTS. . . . . . . . . . . . . . . . .                                    37

FINANCIAL STATEMENTS . . . . . . . . . .                                    38

         This Prospectus contains forward-looking statements which involve risk and uncertainties. R-Tec Technologies, Inc.'s actual results may differ significantly from the results discussed in those forward-looking statements. Factors that might cause such a difference, include, but are not limited to, those discussed in "Risk Factors" beginning on page 10 of this Prospectus.


WHERE YOU CAN FIND ADDITIONAL INFORMATION

         In connection with the offering of the common stock, the Company has filed a Registration Statement with the Securities and Exchange Commission. There is additional information concerning R-Tec Technologies, Inc. contained in the Registration Statement that is not contained in this prospectus. In addition, beginning with the effective date of this prospectus, we will be required to file annual quarterly and special reports and proxy statements with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

         Our SEC filings will also be available at our web site at http:www.rtectechnologies.com or at the SEC's web site http:www.sec.gov. You may also request a copy of these filings, at no cost, by writing the company at R-Tec Technologies, Inc., 61 Mallard Drive, P.O. Box 282, Allamuchy, New Jersey 07820.

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that you should consider before investing in the common stock. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and the notes to those statements.

                            R-Tec Technologies, Inc.

         R-Tec Technologies, Inc. was formed in October, 1998 for the purpose of commercially exploiting its proprietary technology for detecting gas leaks. The company has not yet commenced commercial operations. To date it has devoted all of its energies to its initial organization, product research and development, developing a business plan and fundraising efforts, primarily preparing the documentation related to this offering.

         Proprietary Technology. R-Tec's proprietary technologies are protected by a patent that has been assigned to the company. We plan to use these technologies to develop a product line of gas detecting paints that will be used in a variety of industrial and manufacturing settings. The paints will be used to coat pipe junctions (valves, caps, joints, etc.). The paints are designed to change color when gas escapes through the coated junction allowing for rapid detection of small gas leaks.

         We believe that our products will have broad application in areas such as the manufacture and installation of air conditioning and refrigeration systems. During manufacture or installation the paint is applied externally to the joints of the system. If any gas leaks through any painted junction, the paint - which is initially blue - will change to a bright fluorescent yellow at the location of the leak.

         In addition to detecting leaks, we believe that some of our products will also neutralize the ChloroFlouroCarbon ("CFC") contained in the leaking gas by removing the chlorine and fluoride and, possibly, rendering the leaking gas inert and potentially harmless to the ozone layer. Also, by allowing the early discovery and repair of gas leaks, the need to replace lost gases will be reduced, potentially reducing the amount of CFC that needs to be produced, contributing to the goal of reducing CFC production worldwide.

         Initial Products. R-Tec has three products that we believe are ready for production and sale:

         R-Tect 22 - an external application paint for detecting R-22 Freon leaks in air conditioning systems;

         R-Tect CO2 - an external application paint for detecting CO2 leaks in pipe systems which carry CO2 in gas or liquid forms; and

         R-Tect Natural Gas - an external application paint for detecting natural gas leaks.

         We also expect to shortly complete development of:

         R-Tect 12 - an external application paint for detecting R-12 gas, primarily in automotive applications; and

         R-Tect 134A - a product for detecting R-134, a gas currently being used in air conditioning systems.

                                    STRATEGY

         R -Tec has a two phase plan for developing its business. Phase 1 involves establishing manufacturing and distribution relationships and commencing the distribution of three products. Phase 2 will address expanding the company's product lines. Because of the lead times necessary to implement this strategy, we do not expect to realize significant revenues from sales before at least six months following completion of this offering.

         Phase 1 - Establish Manufacturing and Distribution Relationships and Begin Distribution of the First Three Products

         The company's manufacturing and distribution strategy is based on developing relationships with established manufacturing and distribution partners. By utilizing these relationships we hope to avoid the need to build and manage costly production and sales infrastructures. We believe that market acceptance of our products will also be enhanced if they are included among the products offered by well respected distribution partners.

         Manufacturing and Distribution Relationships.

         Anscott Chemical Industries, Inc. - R-Tec Technologies has contracted with Anscott Chemical Industries, Inc. to be the exclusive manufacturer in the United States of its first three products, R-Tect 12, R-Tect 22 and R-Tect CO2. Anscott Chemical Industries, Inc., is believed to be a nationally recognized manufacturer of specialty commercial products. The agreement has a five year term. We estimate that Anscott will supply us with about 80% of our production requirements for our first year of sales.

         Motors and Armatures Corp. - R Tec has entered into an oral distribution arrangement with Motors and Armatures Corp. ("MARS") pursuant to which MARS agreed to undertake a six month test marketing program to determine the potential sales volume of our products. MARS has indicated that during the test period it will promote our products as both tools (leak detectors) and as preventative maintenance products.

         MARS is believed to be one of the largest distributors of air conditioning, refrigeration and heating parts and supplies to wholesalers and manufacturers in the United States and Canada. MARS is served by more than 50 independent manufacturer's representatives working for 13 companies that market MARS' products.

         If the test marketing program is successful, we expect MARS to distribute our products to organizations that will in turn sell them to air conditioning and refrigeration contractors. MARS has informed us that it intends to create artwork to be used when it distributes our products, will allocate $156,000 in advertising for the first year of R-Tec product sales and provide a direct mail campaign to reinforce the advertising program.

         We have received an initial order for 5,000 R-Tect 12 kits from MARS.

         Company Efforts to Expand Commercial Use of Its Initial Products. - R Tec intends to undertake its own direct marketing efforts during Phase 1 in addition to the efforts undertaken by MARS. During Phase 1 we plan to complete our research and development efforts for our initial product lineup and begin direct marketing efforts to potential users of our products.

         The company believes that these potential users include public utility companies, automotive, marine, aviation and aerospace industry participants as well as owners and developers of commercial real estate. We also believe that our products may be attractive to municipalities seeking to reduce maintenance overhead costs and may also provide important safety benefits in areas prone to natural disasters.

         R-Tec believes that the ability of its products to detect gas and leaks will develop into a series of significant market opportunities. Our products have the potential to meet the needs of users who face situations where gas leaks can expose the user to significant monetary losses or result in life threatening situations. These include the ability to avert natural gas explosions, toxic leaks in places like chemical plants, and potential aviation disasters. In all of these situations our products offer the ability to paint pipes and joints with a product that will reveal potentially dangerous gas leaks before danger or injury occurs.

         Phase 2 - Expand Product Lines

         The company expects to achieve significant and growing revenues as its initial products gain market acceptance. As the original product lines continue to grow we expect to develop additional products during Phase 2 which will be marketed to the users identified in Phase 1.

         New Gas Detection Products - We expect to develop additional business with public utilities as we develop new detection products for additional gases in response to industry needs. The speed with which we can develop, introduce, test market and expand sales efforts for new products will determine the pace at which we are able to realize our Phase 2 goals.

         The company expects that its R-Tect Natural Gas detection product will be available for distribution during Phase 1, with the transition to Phase 2 being marked by the introduction of its next product - a Propane leak detection product.

         In addition to the Propane Product we hope to develop leak detection systems for the following gases, using our patented technology:

Ammonia                      Chlorine                     Methane
Butane                       Ethane                       Methyl Mercaptan
Carbon Monoxide              Isobutane                    Sulphur Hexaflouride
Acetylene                    Carbon Sulfide               2-Methylpropene
Acetyl Fluoride              Carbon Tetrafluoride         Nitric Oxide
Allene                       Hexafluoropropane            Nitrogen
Arsine                       Hydrogen                     Nitrous Oxide
Boron Trichloride            Hydrogen Chloride            Other Refrigerants
Boron Trifluoride            Isobutylene                  Phosgene
Bromotrifluoromethane        Methyl Ether                 Propene
1,3-Butadiene                Methanethiol                 Sulphur Dioxide
                             2-Methylpropane              Trimthylamines

         Other Potential Applications of R-Tec's Detection Technology

         A Method for Measuring Blood Gases - As blood travels through the human body it carries with it oxygen, carbon dioxide and a variety of metabolic gases. Restrictions in blood flow, such as those caused by coronary artery disease, reduce blood flow through the heart and lungs resulting in a decrease in blood oxygen levels and increase in CO2 levels. We believe that our technology can be used to detect changes in the amount of CO2 in the blood.

         We intend to explore development of a form of the R-Tec detection system that when combined with DiMethyl Sulfoxide (a substance that carries medicine into the body), can act as a noninvasive way of measuring CO2 levels in the blood. The product would take the form of a gel that would periodically be applied externally (for example, by rubbing it into the subject's wrists) and which would change color if an excessive amount of CO2 were detected. The presence of excessive CO2 would serve as a warning indicating the need to seek medical attention to discover the cause of the condition, possibly averting the occurrence of a heart attack or stroke.

         A Method for Measuring the Freshness of Packaged Poultry - R-Tec plans to study the feasibility of developing small strips of material to be used to measure the freshness of packaged poultry. We believe that our technology can be used to develop a material that would lie on top of the packaged poultry parts. This material would be colored green indicating that the item is fresh. If salmonella is present the strip would turn red warning both the retailer and the consumer of the presence of a disease that would otherwise remain undetected.

         A Method for Determining the Integrity of Electric Transformers - R-Tec plans to work with electric utility companies to develop a system to prevent transformer explosions. SF6 gas is used as an insulator in many electrical transformers. When this gas leaks out of a transformer, the possibility of an explosion exists. At present, there is no way of detecting when a gas leak has created the potential for an explosion before the explosion occurs. Such an explosion imposes great costs on both the utility that must replace the transformer and the consumers that suffer power outages.

         We will propose that a strip of R-Tec leak detection material be placed on transformers when they are assembled. This will allow utility company workers to detect leaking and potentially explosive transformers by observing changes in the color of the detection strip, even as the transformer hangs suspended from the utility pole.

         Los Alamos National Laboratories Inquiry - We have received a request from the Los Alamos National Laboratory for a sample of our leak detection products. The company intends to explore the possibility of applying its technology to detect leaks in the CO2 based systems used to clean nuclear weapons.

         The Company's principal executive offices are located at 61 Mallard Drive, P.O. Box 282, Allamuchy, New Jersey 07820, telephone (888) 299-RTEC or
(908) 850-8593.

                                  THE OFFERING

Common Stock Offered:                Minimum - 625,000 shares
                                     Maximum - 3,750,000 shares

         Offering Price              $8.00 per share

Proposed Trading Market
and Symbol                           NASD Electronic Bulletin Board
                                     "------"

Total Number of
Shares Outstanding
after the Offering
(assuming all offered
shares are sold)                     18,750,000 shares

Estimated Net Proceeds
(assuming all offered
shares are sold)                     $29,800,000.00

Use of Proceeds                      We intend to use the net proceeds of this
                                     offering to pay existing obligations to
                                     R-Tec's officers and directors, to pay
                                     for the patent assigned to the Company,
                                     to fund the initial business operations
                                     and staffing of R-Tec, to conduct product research and development, to develop production and marketing plans, for working capital and for general corporate purposes.

Dividend Policy                      We do not intend to pay any cash dividends
                                     for the foreseeable future.

Risk Factors                         Investing in R-Tec involves a high degree
                                     of risk. Only persons that can bear the risk of the loss of his or her entire investment should invest in the common stock. An extensive discussion of some of the principal risks is presented in the "Risk Factors" section of this prospectus.

                                  RISK FACTORS


         Investing in our common stock involves a high degree of risk. In addition to the other information in this document, you should carefully consider the following risk factors in evaluating an investment in our common stock.

Start-Up Company With Limited Operating History.

         R-Tec was only recently incorporated, has no significant assets, no current business operations nor any history of operations and is considered to be a development stage enterprise. There is absolutely no assurance that the Company will be able, upon completion of this Offering, to successfully implement its proposed business or that it will ever operate profitably.

Risk of New Product Development.

         R-Tec may experience difficulties that could delay or prevent the development, introduction and marketing of its products. The Company will be dependent upon products that will be developed. There can be no assurance that the company will be able to develop, introduce or market its products or that problems will not be found in the Company's products or that we will be able to reduce our technology into products that will be commercially successful. If the Company is unable on a timely basis to develop new products or enhancements to existing products, or if its products do not achieve market acceptance or commercial success, the company's business, operational results and financial condition will be materially adversely affected and investors could lose their entire investment.

Lack Of Active Market For Common Stock.

         No public market exists for R-Tec's common stock. It is anticipated that the common stock will be quoted on the NASD inter-dealer Electronic Bullet Board system upon completion of this Offering. However, there can be no assurance that any market will develop for the securities or that if a market does develop, that it will continue. Accordingly, you may not be able to sell your shares promptly or at all, or sell your shares at a price equal to or above the price you paid for the shares.

Dependence on Patent Protection.

         The technology for developing R- Tec's products will be protected by a patent exclusively assigned to the Company. However, due to an error this assignment was erroneously made to an unrelated company named "R-Tec, Inc." The Company is in the process of correcting this error and anticipates that in or about March, 1999 it will file a statement correcting the name on the assignment with the U.S. Patent Office.

         There can be no assurance that any of our future patent applications will be granted, that any current or future patent or patent applications will provide significant protection for our products or technology, be of commercial benefit or that the validity of such patents or patent applications will not be challenged. Moreover, there can be no assurances that foreign patent, trade secret or copyright laws will protect our technologies or that we will not be vulnerable to competitors who attempt to copy or use the company's products or processes.

Benefits To Present Stockholders/Disproportional Risks.

         The Officers and Directors collectively have paid a total price of $3.00 for the 15,000,000 presently outstanding shares of R-Tec's common stock. Investors in this offering will pay a total purchase price of $30,000,000, assuming all 3,750,000 shares are sold, the offering and directors will own 80% of the outstanding shares and investors in this offering will own 20% of the outstanding shares. Investors in this Offering will contribute to the capital of the company a disproportionately greater percentage than the ownership they receive. Present stockholders will benefit from a disproportionately greater share of the company, if successful, while investors in this offering risk a disproportionally greater loss of cash invested if the company is not successful.

Governmental Regulations And Industrial Standards

         R-Tec's products will be subject to numerous governmental regulations designed to protect the health and safety of consumers and the environment.

         We believe that our products will comply with all applicable material governmental health and safety regulations and standards. However, there can be no assurance that our products will comply with all applicable regulations and standards. Because the future scope of these and other regulations and standards cannot be predicted, there can be no assurance that we will be able to comply with all regulations or industry standards. Non-compliance could result in governmental restrictions on sales or reductions in customer acceptance of our products. Compliance may also require significant product modifications, which may result in increased costs and impaired product performance, which will adversly affect the company's profitability.

No Underwriter.

         R-Tec has not engaged the services of the Underwriter. Thus, the independent due diligence review of the Company, its affairs and financial condition, which would ordinarily be performed by an underwriter, have not been performed. Furthermore, lack of underwriter or broker/dealer participation in the offering is likely to increase the risk that no market for the company's securities will develop upon completion of the Offering.

Arbitrary Determination Of Offering Price.

         The $8.00 offering price of the common stock was arbitrarily determined by management of the company and was set at a level substantially in excess of the price recently paid by management for their shares of common stock. The price bears no relationship to the company's assets, book value, net worth or other economic or recognized criteria of value. The public offering price should not be regarded as an indicator of value or of any future market price of the company's securities.

Possible Failure To Obtain Or Maintain
Listing On The OTC Bulletin Board.

         Trading in our common stock, if any, is intended to be conducted in the over-the-counter market in the so-called "pink sheets" or the OTC Bulletin Board, which was established for securities that do not meet the Nasdaq Small Cap Marketsm listing requirements. Consequently, selling your common stock would be more difficult because smaller quantities of stock could be bought and sold, transactions could be delayed, and security analysts' and news media's coverage of R-Tec may be reduced. These factors could result in lower prices and larger spreads in the bid and ask price for our stock.

Use Of Offering Proceeds To Pay Debts To Officers,
Directors And Related Parties.

         On January 6, 1999, R-Tec issued seven promissory notes to its officers, directors and related parties totalling $1,388,840.22. In addition, depending on the amount raised in this offering, the company is obligated to pay a minimum of one million ($1,000,000.00) and a maximum of four million ($4,000,000.00) plus interest, for the patent which was assigned to it. These payments will be made from the initial proceeds of this offering. Thus, if only the minimum is sold, the company's level of operations could be materially adversely affected and the company may not succeed. This event would significantly increase the risk of loss to those persons who invest in this offering.

Competition.

         There can be no assurance that we will be able to compete successfully against current or future competitors or technologies or that competitive pressures faced by R-Tec will not materially adversely affect its business, operating results and financial condition. Many of our competitors have the financial resources necessary to enable them to withstand substantial price and product competition, to implement extensive advertising and promotional programs, and to introduce new products. The industry is also characterized by frequent introductions of new products. R-Tec's ability to compete successfully will depend on its ability to anticipate and respond to competitive factors affecting the industry, including new products, changes in customer preferences, demographic trends, pricing strategies by competitors and consolidation in the industry where smaller companies with leading edge technologies may be acquired by larger multinational companies.

         We believe that our technology is unique and provides us with the ability to compete successfully. However, there can be no assurance that we will be able to become profitable or successfully market our products or implement our business plan. Competition will be based on many factors including price, and the quality of products and service.

         Some of our competitors have greater financial, marketing and manufacturing resources. This, together with the limited capital available to R-Tec, which will limit its marketing effort, creates a significant competitive disadvantage. If we are not able to compete successfully, regardless of the quality of our products and the success of this offering, we will have little chance of succeeding and it is likely investors will lose their entire investment.

If Only 625,000 Shares Sold, R-Tec
May Not Have Sufficient Capital.

         If all 3,750,000 shares are sold, we believe we will have sufficient capital to fund operations for at least approximately twelve months following this offering, but there can be no assurance that unexpected costs will not arise. However, if only 625,000 shares are sold, R-Tec may not have sufficient capital to fund operations. In addition, R-Tec may be unable to find additional suitable financing on acceptable terms. Therefore, if only 625,000 shares are sold, R-Tec's operations will likely be adversely affected and we may not be able to undertake any of the projects or operations described in this prospectus, which may result in an entire loss of any amounts invested.

No Commitment To Purchase Common Stock.

         No commitment exists by anyone to purchase any of the common stock offered. Consequently, no assurance can be given that any common stock will be sold or that even the minimum 625,000 shares will be sold.

The Amounts Paid For Shares Will Be Kept In A Bank Escrow Until The Minimum Amount Has Been Sold.

         If the Minimum 625,000 shares have not been fully subscribed within three months after the effective date of this prospectus, all monies deposited in the escrow account will be refunded to the subscribers, without interest and without any deduction for expenses. During this period, purchasers will be subscribers and not shareholders of R-TEC. During the Escrow Period, subscribers will have no right to a return of their payment.

Risk Of Low-Priced Shares.

         Since our common stock will not be listed on the Nasdaq Small Cap Marketsm and/or any Stock Exchange, it may become subject to Rule 15g-9 under the Exchange Act. That rule imposes additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may affect the ability of broker-dealers to sell our shares and may affect the ability of holders to sell common stock in the secondary market.

Penny Stock Regulation.

         Broker/dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker/dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If R-Tec's common stock becomes subject to the penny stock rules, investors in this offering may find it more difficult to sell their securities.

Shares Eligible For Future Sale.

         All 15,000,000 shares of the company's common stock owned by the Officers and Directors are "restricted securities" and may in the future be sold in compliance with Rule 144 adopted under the Securities Act of 1933. Future sales of those shares under Rule 144 could depress the market price of the common stock in any market that may develop. The current outstanding shares become eligible for sale pursuant to Rule 144 on December __, 1999.


State Blue Sky Registration.

         Since R-Tec is not using an underwriter, we must register the securities in any state where we desire to sell our common stock. We must also register our Officers and Directors in any state in which we seek to sell our common stock. However, there can be no assurance that any or all stock registrations will be approved. Presently, R-Tec intends to register in the following states:

         New Jersey                         New York
         Connecticut                        Florida
         California                         Illinois
         Texas                              Pennsylvania
         Arizona                            Ohio
         Delaware                           Maryland
         Virginia                           Massachusetts
         Colorado                           Indiana
         Georgia                            South Carolina
         North Carolina                     Wisconsin

         Should any or all stock registrations not be approved, this would likely result in inpeading the company's ability to sell the 3,750,000 shares offered for sale and would also result in investors finding it more difficult to sell their securities.

No Dividends.

         The Company does not currently intend to pay cash dividends on its common stock and does not anticipate paying such dividends at any time in the foreseeable future.

                                    DILUTION

         Dilution is the difference between the offering price of $8.00 per share for the common stock offered hereby, and the net tangible book value per share of common stock immediately after its purchase. The Company's net tangible book value per share of Common Stock is calculated by subtracting R-Tec's total liabilities from its total assets less intangible assets, and then dividing by the number of shares then outstanding. The net tangible book value of R-Tec, based on the December 31, 1998, audited financial statements was $(1,337.420), or approximately $(0.09) per share of common stock. Assuming no changes in net tangible book value subsequent to December, 1998, other than those resulting from the sale of all the common stock offered hereby, the post offering pro forma net tangible book value of R-Tec would be $30,037,355, or approximately $1.60 per share, representing an immediate increase in net tangible book value of $1.51 per share to existing stockholders and an immediate dilution of $6.40 per share or (80%) to new investors. The following table illustrates the foregoing information with respect to dilution of new investors on a per share basis.

Offering price per share                                              $ 8.00
   Net book value per share prior to offering                         $(0.09)
   Increase attributable to purchase of shares by new
   investors                                                          $ 1.60
Post offering pro forma net book value per share                      $ 1.51
Dilution to investors in this offering                                $ 6.40

         Assuming R-Tec can sell only the minimum 625,000 shares, the post offering pro forma net tangible book value of R-Tec would be $5,037,355, or approximately $0.32 per share, representing an immediate increase in net tangible book value of $0.41 per share to existing stockholders and an immediate dilution of $7.77 per share or (97%) to new investors. The following table illustrates the foregoing information with respect to dilution of new investors on a per share basis.

Offering price per share                                              $ 8.00
   Net book value per share prior to offering                         $(0.09)
   Increase attributable to purchase of shares by new
   investors                                                          $ 0.41
Post offering pro forma net book value per share                      $ 0.32
Dilution to investors in this offering                                $ 7.77

         The following chart illustrates the pro-forma proportionate ownership in R-Tec, upon completion of the offering of present stockholders and of investors in this offering, compared to the relative amounts paid and contributed to capital of R-Tec by present stockholders and by investors in this offering, assuming no changes in net tangible book value other than those resulting from the offering.


                              Shares             Cash                           Price/
                              Owned              Paid           Percent         Share
                            ----------      --------------      -------      -----------
Present Stockholders        15,000,000      $         3.00        80%        $0.00/Share
New Investors-Maximum        3,750,000      $30,000,000.00        20%        $8.00/Share

Present Stockholders        15,000,000      $         3.00        96%        $0.00/Share
New Investors-Minimum          625,000      $ 5,000,000.00         4%        $8.00/Share

                                 USE OF PROCEEDS

         The net proceeds to R-Tec from the sale of common stock offered hereby at an offering price of $8.00 per share are estimated to be $29,800,000.00 if the maximum is sold, after deducting estimated offering expenses of $200,000.00 for legal, accounting and printing in connection with the offering. The company does not expect to pay sales commissions or other compensation in connection with the offering because the common stock will be offered and sold by R-Tec through its Officers and Directors who will not be compensated for their sales efforts. The net proceeds will be used principally to provide for research and development activities and working capital during the initial commencement of operations as follows:

                                                                      ESTIMATED
                                                                      PERCENT OF
 PURPOSE                                          AMOUNT               PROCEEDS
 -------                                          ------              ----------
Research and Development Activities*          $ 8,911,160.00             29%

Salary Expense*                                 3,500,000.00             12%
Parts and Supplies Expense*                     3,000,000.00             10%

Office Expense*                                 6,500,000.00             22%

Sales and Marketing Expense*                    2,000,000.00              7%
Promissory Note Expense                         5,388,840.00             18%

Travel Expense*                                   500,000.00              2%


         TOTAL*                               $29,800,000.00            100%

   * The expected expenses for the 12 months following the successful completion of this Offering.

         If R-Tec is only able to sell 625,000 shares, the net proceeds to R-Tec would be estimated to be $4,800,000 after deducting estimated offering expenses of $200,000.00 for legal, accounting and printing in connection with this offering. The following summary reflects how R-Tec intends to use the proceeds if they are able to only sell 625,000 shares.

                                                                     ESTIMATED
                                                                     PERCENT OF
 PURPOSE                                     AMOUNT                   PROCEEDS
 -------                                     ------                  ----------
Research and Development Activities*         $ 1,000,160.00             21%

Salaries Expense*                                500,000.00             10%
Parts and Supplies Expense*                      200,000.00              4%

Office Expense*                                  467,000.00             10%

Sales and Marketing Expense*                     200,000.00              4%
Promissory Note Expense*                       2,388,840.00             50%

Travel Expense*                                   50,000.00              1%


         TOTAL*                              $ 4,800,000.00            100%

         The foregoing represents management's current estimate of how the proceeds of this offering will be used and is subject to change based on changing circumstances and differing needs of the company as they may exist in the future. R-Tec may reallocate the proceeds within the above described categories or to other purpose in response to, changes in its plans, industry conditions, and the company's future revenues and expenditures.

         We believe that the net proceeds from the sale of the common stock offered hereby (assuming that all shares offered are sold) will provide the company sufficient capital to fund initial operation, development and expansion of the company's business for approximately the first 12 months following completion of this offering. Many factors may affect the company's cash needs, including the possible failure to develop sufficient revenues from the sale of its products. R-Tec may not have sufficient capital for its funding requirements and may be unable to find suitable financing on acceptable terms. If R-Tec is unable to obtain such additional financing, our ability to maintain its level of operations could be materially adversely affected and the company may not succeed. This event would significantly increase the risk of loss to those persons who invest in this offering.

         If less than all the shares are sold, the net proceeds to the company will be reduced and the allocations presented will have to be substantially revised. The likely effect of any reduction in the net proceeds received will be to lengthen the time it takes us to develop additional products, delays in the introduction of our products to market and the possible need for R-Tec to seek additional funding earlier than otherwise planned.

         Any portion of the net proceeds not required for immediate expenditure will be deposited in R-Tec's corporate checking account, interest-bearing accounts or invested in short-term government notes, treasury bills, or
short-term   obligations  of  financial   institutions.

                        SUMMARY OF FINANCIAL INFORMATION

         The company is a development stage company and has no revenues or earnings from operations. As of December 31, 1998:

               Total Assets . . . . . . . . . . . $1,361,354
               Total Liabilities. . . . . . . . . $1,374,773
               Shareholders Equity. . . . . . . . $  (13,419)
               Net Tangible Book Value. . . . . . $1,337,420
               Net Tangible Book Value per share. $    (0.09)


                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

         The following discussion and analysis should be read in conjunction with company's consolidated financial statements and the Notes associated with them contained elsewhere in this prospectus. R-Tec Technologies, Inc., was recently incorporated under the laws of the State of New Jersey on October 22, 1998. R-Tec has not commenced principal business operations and is considered a development stage company. The company has no significant assets (See Financial Statements), no active business operations nor any results therefrom. To date, activities have been limited to organizational matters, research and due diligence for the corporate business plan and the preparation and filing of the registration statement of which this prospectus is a part.

         Expenses incurred to date include legal costs associated with the patent for R-Tec's proprietary technology and this offering. These expenses have been paid by the shareholders and are to be reimbursed from the proceeds of this offering.

         R-Tec's was formed to reduce to industrial production the proprietary technology contained in a patent assigned to the company. If successful, R-Tec will use this proprietary technology to develop and manufacture reactive paints that can be used to coat pipe junctions (valves, caps, joints, etc.). Once sealed with this paint, any gas that escapes through the junction would pass through the paint causing a chemical reaction resulting in a visible color change of the paint.

         If all 3,750,000 shares are sold, we believe we will have sufficient capital to fund operations for at least twelve months following this offering. There can be no assurance that unexpected costs will not arise. However, if only 625,000 shares are sold R-Tec may not have sufficient capital to fund operations. In addition, R-Tec may be unable to obtain additional suitable financing on acceptable terms. Therefore, if only 625,000 shares are sold, R-Tec's operations will likely be adversely affected and may not succeed, which may result in an entire loss of any amounts invested.

                                    BUSINESS

DESCRIPTION OF OUR BUSINESS AND HISTORY OF OUR COMPANY

         R-Tec Technologies, Inc., was recently incorporated under the laws of the State of New Jersey on October 22, 1998. The company has not commenced business operations and is a development stage company. R-Tec has no significant assets (See Financial Statements) and no active business operations. To date, activities have been limited to organizational matters, product research and developing a corporate business plan and the preparation and filing of the registration statement of which this prospectus is a part.

OUR PROPOSED BUSINESS OF THE COMPANY

         R-Tec was formed to reduce to industrial production the proprietary technology contained in a patent assigned to the company and to use this proprietary technology to develop and manufacture reactive paints that could be used to coat pipe junctions (valves, caps, joints, ect.). Once sealed with the paint, gas that escapes through the junction would pass through the paint causing a chemical reaction resulting in a visible color change of the paint.

         For example, during the manufacture and installation of air conditioning and refrigeration systems (e.g., in homes, vehicles and commercial buildings), the manufacturer or installer may apply the Company's paint to the joints of the system. The application, placed externally on the system, waits for leaking gas to pass through it. When this occurs, the blue paint should change to a bright florescent yellow that is easily visible, thereby, identifying a leak. Our paint not only detects gas leaks from a system, but we believe it also neutralizes the CFC's passing through it by removing the chlorine and fluoride from the gas, making the gas inert and possibly harmless to the ozone layer.

         In addition, the paint may react to the leak before any refrigerant gas escapes from the system and the owner of the equipment experiences any failure or need to replace the gas, thereby reducing the need for further production of CFC's. Although there are calls for reducing the amount of CFC production, due to the overwhelming use of this product worldwide, these gases will be produced overseas and domestically until the year 2040.

         The first of R-Tec's products available for sale are: R-Tect 22 (developed as an external application paint designed to detect R-22 Freon leaks in air conditioning units), R-Tect CO2 (developed as an external application paint designed to detect C02 leaks in pipe systems which contain gaseous or liquid CO2), and R-Tect Natural Gas (developed as an external application paint which designed to detect natural gas leaks in a variety of systems.) Other products nearing the end of development are R-Tect 134A, developed to detect the newer R-134 a gas in air conditioning applications and R-Tect 12, developed for automotive applications to detect R-12 gas.

         Our business plan is based on implementing  our strategy in two phases:
Phase 1 - "Establish Manufacturing and Distribution Relationship and Begin Distribution of Three Initial Products" and Phase 2 - "Expand Product Lines." The key elements of each phase of the company's strategy are described below:

Phase 1 - Establish Manufacturing and Distribution Relationships and Begin Distribution of The Three Initial Products

The company's primary strategic goals for Phase 1 are:

         -- The selection of appropriate manufacturing and distribution partners; and

         -- The commencement of commercial distribution of R-Tect 12, R-Tect 22, and R-Tect CO2.

         During Phase 1, we will incur significant operating expenses, including payments pursuant to promissory notes given to officers, directors and related parties for a minimum of $1,388,840.00 and a maximum of $5,388,840.00. We do not expect to generate significant operating revenues for a period of at least six months after the completion of this offering. However, R-Tec has already received a purchase order from Motors and Armatures Corp. ("MARS") for 5,000 R-Tect 22 leak detection kits at $44.00 per kit for a total of $220,000.00.

         The current status of the company's efforts to implement its Phase 1 strategy is outlined below:

         --       Manufacturing and Distribution Relationships.

                  One of R-Tec's first stage goals is to establish beneficial relationships with strategic manufacturing and distribution partners. With this strategy, we hope to eliminate the need to build a large and costly production and sales infrastructure and to benefit from the inclusion of our products in our partners' products and marketing efforts.

                  R-Tec has entered into a manufacturing contract with Anscott Chemical Industries, Inc., a nationally recognized manufacturer of specialty chemical products located in Wayne, New Jersey. Anscott's major clients include DuPont, Raytheon and Daiwa Corp.

                  Anscott will be the exclusive manufacturer of our leak detection products; R-Tect 12, R-Tect 22, and R-Tect CO2. The agreement is for five years. The manufacturing exclusivity rights granted to Anscott under the agreement are limited to the three specified products and to the United States. Anscott's exclusivity rights with respect to R-Tect CO2 is further limited to the dry cleaning industry. Anscott will manufacture our products based on purchase orders received from the company. Tec intends to locate a quality control technician employed by the company at Anscott's offices.

                  We have established an oral distribution relationship with Motors and Armatures Corp. ("MARS"). MARS is believed to be one of the largest distributors of air conditioning, refrigeration, and heating parts and supplies to wholesalers and Original Equipment Manufacturing accounts in the U.S. MARS sells primarily to North America, with a concentration of sales in the U.S. and Canada. MARS is served by more than 50 independent manufacturing representatives for 13 companies who sell MARS products to wholesalers and OEM's.

                  MARS has placed an initial order for 5,000 kits of R-Tect 12 at $44.00 per kit. We believe that MARS will distribute the company's R-Tect kits (R-Tect 12, R-Tect 22, and later R-Tect
                  134A) primarily to organizations that will in turn sell them to air conditioning or refrigeration contractors. MARS has advised us that it intends to create artwork for the company's products it will be distributing and intends to hire an exclusive representative to work on the R-Tect product line. This specialist will travel with MARS' sales representatives to train and educate MARS' clients in the use of our products. MARS has orally represented to the company that it has allocated $156,000 in advertising for the first year for R-Tect products and that it will also provide a direct mail campaign to reinforce the advertising program.

                  MARS has proposed a six month test marketing program to determine the volume level of sales. MARS intends to promote R-Tec's products as both a tool (leak detector) and as a preventative maintenance products.

         --       Company Efforts To Expand Commercial Use of Initial Products

                  R-Tec also intends during Phase 1 to pursue direct sales to end users and the OEM market. We will also complete research and development of our remaining initial products identified and will pursue marketing of these products. Potential users include public utility companies, automotive, marine, aviation, aerospace companies, and commercial real estate owners and developers. We have also identified government agencies and municipalities where our products can; substantially reduce maintenance overhead and provide important life safety measures in those geographic areas sensitive to natural disaster. We also intend to pursue licensing arrangements with select end users.

                  We believe a marketing opportunity will develop from insurance companies that underwrite risk associated with gas explosions. R-Tec will introduce its products to these insurance companies and will attempt to persuade them either to mandate the use of the company's products or to provide financial incentives (such as discounted insurance rates) to companies that utilize the company's detection products.

                  We believe that a marketing opportunity will develop for the use of the company's products to detect natural gas and propane leaks. Specifically, during the installation of a gas pipe the installer would apply our paint to pipe joints. Owners could also apply the company's paint to pipe joints in existing structures. If the natural gas or propane leaks through a stress crack, the paint is designed to change colors, indicating a leak, and warning anyone who examines the pipe joint.

                  We also believe a market may exist for our products in chemical plants. Chemical plants utilizing our products could reduce the chance of a toxic chemical or gas leak by applying our products to pipe joints in their manufacturing facilities.

                  We also believe our products could be used in the aerospace and aviation markets. We believe that aircraft utilizing our products could possibly avert disasters caused by gas leaks if during a routine inspection, a mechanic notes change in color of the paints applied to pipe joints aboard the aircraft. Should there be a leak, it could be detected and repaired prior to the aircraft taking off.


Phase 2 - Expand Product Lines and Expand Internal Sales

         We believe that revenues from Phase 1 operation will continue to grow and expand in those markets identified. The company further anticipates that additional product lines will be realized in Phase 2 and marketed to the users identified in Phase 1. R-Tec will continue to pursue new business with public utilities as specialized gases and industry specific requirements for the company's gas leak detection products are addressed.

         The speed with which we can develop, introduce, test market and expand sales of the additions to the R-Tect product line will determine the timing of the realization of our Phase 2 goals.

         This phase will be characterized by new product introductions, test marketing, expanded sales efforts, and industry driven mandates for the use of R-Tec products.

         We expect that the R-Tect Natural Gas detection system will be made available for distribution during Phase 1 and the transition into Phase 2 will occur with the next gas leak detection system: Propane. We also expect to attempt to develop the following gas leak detection systems:

Ammonia                       Chlorine                      Methane
Butane                        Ethane                        Methyl Mercaptan
Carbon Monoxide               Isobutane                     Sulphur Hexaflouride
Acetylene                     Carbon Sulfide                2-Methylpropene
Acetyl Fluoride               Carbon Tetrafluoride          Nitric Oxide
Allene                        Hexafluoropropane             Nitrogen
Arsine                        Hydrogen                      Nitrous Oxide
Boron Trichloride             Hydrogen Chloride             Other Refrigerants
Boron Trifluoride             Isobutylene                   Phosgene
Bromotrifluoromethane         Methyl Ether                  Propene
1,3-Butadiene                 Methanethiol                  Sulphur Dioxide
                              2-Methylpropane               Trimthylamines

         --       Other Potential Applications Of R-Tec's Detection Technology.

A Method For Measuring Blood Gases.

         The company believes there may be an interest in the use of their technology in the field of blood gases. Blood travels from the heart to the lung, liver, kidneys and other major organs. During this trip it is carrying a percentage of oxygen, CO2 and certain other metabolic gases. However, when there is a restriction in this flow, possibly due to coronary artery disease, the heart and lungs are unable to supply the proper amount of oxygen to the blood. Therefore, the oxygen level begins to decrease and the CO2 level will increase.

         R-Tec believes that by detecting gas on a molecular basis at the rate of -10 to the 64th power, the medical field may have the ability to detect a change in the amount of CO2 in the blood. This may help patients with family history or high risk of heart attacks or strokes to possibly know if they are within weeks or months of suffering one of these debilitating diseases. For example, a person might be able to just rub some gel on their wrist once a month. This gel would consist of a form of R- TEC's product and Dimethyl Sulfoxide (a substance that carries medicine into the body). If the blood flowing through the arterial arteries has a higher than normal level of CO2, which is conducive to a restriction of blood flow and oxygen, the gel would turn from one color to another, possibly warning the individual that they may be within weeks of suffering a stroke or heart attack. This pre-warning system will allow a person to seek medical attention and relieve the arterial restriction before suffering the damage caused by a heart attack or stroke.

         We also intend to research the feasibility of using a small strip across the top of wrapped chicken parts as a means measuring of freshness. This fine lined strip would be the color green, indicating the chicken is fresh. If this strip turns red, this would indicate that the chicken is diseased or tainted with salmonella. This would alert both the retailer and the consumer to the presence of a disease that might not have been detected without this safety strip.

         We intend to work with utility companies on the detection of SF6 gas. This gas is used as an insulator in transformers and takes the place of harmful PCP's. When these gases leak out of a transformer they may cause the electricity passing through the gas to spark and cause an explosion. Currently, the only way the utility company can detect a leak is when the transformer blows up and it must be replaced at great cost to the utility and the consumer. R-Tec proposes that when a transformer is assembled, the utility company place a strip of our paint around the top of the transformer so that utility workers will be able to easily detect a change in the color of a transformer hanging on a utility pole, if a leak occurs.


Los Alamos National Laboratory

         Los Alamos National Laboratory (developers of the atomic weapons program) has requested a sample of our leak detection products. R-Tec intends to explore the possibility of using its technology to detect leaks in the CO2 based systems used to clean nuclear weapons.


THE INDUSTRY

         Presently, there are three major methods used to detect gas leaks. The oldest method is to coat suspected leak sites with a liquid surfactant (e.g. soap bubbles). Pressure from the escaping gas causes bubbles to form which confirms a leak at the site. Although inexpensive and generally applicable, this method lacks the ability to locate small leaks which over time can allow large volumes of gas to escape. The second major method is the use of electronic ionization detectors. Although more expensive than the pressure based detection method, false results have been noted due to interaction with metallic pipes. Also, this method is only useful with certain gases and does not detect the smallest leaks. The third, and perhaps most effective currently available detection method, is the internal injection of liquid based dyes. The dye leaks through the opening and can be seen on the outside of the pipe. This method necessitates purchasing expensive equipment, hiring trained technicians, and purchasing costly dyes for each application. Recently, some hardware manufacturers have declared that due to the invasive nature of these dyes, their use voids the manufacturer's warranty. None of the competitive methods provides any form of passive leak detection.

         R-Tec believes that its technology is unique and provides it with a significant marketing opportunity. The benefits that would result from early detection of leaks in gas lines may be substantial. By specifically identifying the source of a gas leak and permitting the early detection of the escaping gas, our products may reduce environmental damage caused by leaks of gases, which are believed to cause ozone depletion and other environmental problems. In addition, by specifically indicating the location of a leak, our products may enable owners or operators to promptly and cost effectively repair the leak and reduce the gas replacement cost incurred as a result of leakage.

         There can be no assurance that R-Tec will be able to successfully manufacture and profitably market its existing products or develop, manufacture and profitably market additional products. The risks of failure are high because we may find it more difficult than anticipated to reduce to industrial production the basic concepts contained in our patent. There can be no assurances that the market will accept this product or that new competitive processes will not be developed.

         Competitive factors include product pricing, capabilities, reliability, speed and cost. There can be no assurance that we will be able to compete successfully against current or future competitors or technologies or that competitive pressures faced by R-Tec will not materially adversely affect its business, operating results and financial condition. Many of our competitors have the financial resources necessary to enable them to withstand substantial price and product competition, to implement extensive advertising and promotional programs, and to introduce new products. The industry is also characterized by frequent introductions of new products. R-Tec's ability to compete successfully will depend on its ability to anticipate and respond to competitive factors affecting the industry, including new products, changes in customer preferences, demographic trends, pricing strategies by competitors and consolidation in the industry where smaller companies with leading edge technologies may be acquired by larger multinational companies.

         We believe that our technology is unique and provides us with the ability to compete successfully. However, there can be no assurance that we will be able to become profitable or successfully market our products or implement our business plan. Competition will be based on many factors including price, and the quality of products and service.

         Some of our competitors have greater financial, marketing and manufacturing resources. This, together with the limited capital available to R-Tec, which will limit its marketing effort, creates a significant competitive disadvantage. If we are not able to compete successfully, regardless of the quality of our products and the success of this offering, we will have little chance of succeeding and it is likely investors will lose their entire investment.

EMPLOYEES

         R-Tec currently has twelve full time employees. Upon successful completion of this offering, assuming all the shares are sold, we plan to hire approximately thirty to fifty additional full time employees.

FACILITIES

         The Company's executive offices are located at 61 Mallard Drive, P.O. Box 282, Allamuchy, New Jersey 07820. Our rent is $2,000.00 a month under a lease which expires on October 30, 2000. We also have an office at 499 Van Brunt Street, Suite 4B, Brooklyn, New York 11231. Our rent for that space is $1,000.00 a month under a lease which expires on October 23, 1999.

         Management believes that the Company's existing offices are unsuitable and inadequate for their present and proposed uses. We hope, following the successful completion of this offering, to purchase a building which will contain our offices, warehouse, research and development laboratory, and manufacturing operation at one location. We expect we will need a 50,000 to 75,000 square foot facility. If we leased such facility, the expected annual lease cost may be estimated at $125,000.00- $200,000.00.

PATENT LICENSING & MARKETING AGREEMENTS

         On November 2, 1998 Muriel Kaiser assigned all right, title and interest together with all rights of priority in U.S. patent #5783110, issued July 21, 1998, based on Serial No. 08/837355 filed April 17, 1997 to R-Tec, Inc. This assignment has been filed with the U.S. Patent and Trademark office but has not yet been recorded.(6) This patent covers the proprietary technology that is the basis of our business.

         In consideration for the U.S. Patent, on December 1, 1998, the Company issued a promissory note to Nancy Vitolo and Muriel Kaiser. Pursuant to the promissory note, the company is obligated to pay a minimum of one million ($1,000,000.00) dollars and a maximum sum of four million ($4,000,000.00) dollars plus 5% interest per annum payable in full within thirty (30) days of the completion of this offering. The exact amount to be paid is dependant upon how many shares are sold in this offering. Specifically, the payment due under this promissory note is set forth in the following chart:


         Public Offering (in dollars)                          Amount Due
         ----------------------------                         -------------
         27.5 - 30 million                                    $4,000,000.00
         25   - 27.5 million                                  $3,500,000.00
         20   - 25 million                                    $3,000,000.00
         15   - 20 million                                    $2,500,000.00
         10   - 15 million                                    $2,000,000.00
         7.5  - 10 million                                    $1,500,000.00
         5    - 7.5 million                                   $1,000,000.00

The following is a brief abstract of the U.S. Patent.

         5783110: Composition for the detection of electrophilic gases and methods of use thereof.

             ------------------------------------------------------

   INVENTORS: Verdicchio, Robert J., Succasunna, N.J.
              Kaiser, Stewart R., Hackenttstown, N.J.
              Walsh, Shawn, Branchburg, N.J.


--------
6 Due to a clerical error this assignment was erroneously made to a company named "R-Tec, Inc." The Company is in the process of correcting this error and anticipates that in or about March, 1999 it will file a statement correcting the name on the assignment with the U.S. Patent Office after the November 2, 1998 filing has been has been recorded.

         ASSIGNEES: R-Tect, Inc., ISSUED: July 21, 1998 FILED: April 17, 1997 SERIAL NUMBER: 08/837355 MAINT. STATUS: INTL. CLASS (Ed. 6): BO1J 13/00; GO1M 3/20 U.S. CLASS: 252/315.1; 252/189; 252/964; 64/125; 73/40; 73/40.7; FIELD OF
SEARCH: 252/68; 194, 184, 252/189, 192, 315.1, 315.2, 315.3, 960, 961, 963, 964;
62/125; 73/40, 40.7;

         ABSTRACT:  There is  provided a  composition  for the  detection  of an electrophilic gas, such as chlorodifluoromethane or carbon dioxide, which comprises a Lewis base capable of removing a proton from the gas or reacting therewith in a similar electrophilic manner; a dye capable of visibly indicating therewith in a similar electrophilic manner; a dye capable of visibly indicating a color change on protonation or deprotonation; a solvent for the dye, the base and the gas; and a rheology modifier capable of producing a non-newtonian gel of all of these components which is sufficiently translucent to permit visual detection of change of color of the dye and of sufficient pseudoplasticity/thixotropy to provide adhesion to vertical and horizontal surfaces.

         There can be no assurance that any of our future patent applications will be granted, that any current or future patent or patent application will provide significant protection for our products or technology, be of commercial benefit or that the validity of such patents or patent applications will not be challenged. Moreover, there can be no assurances that foreign patent, trade secret or copyright laws will protect our technologies or that we will not be vulnerable to competitors who attempt to copy or use the company's products or processes. See "RISK FACTORS - Dependence on Patent Protection" and "CERTAIN TRANSACTIONS."

GOVERNMENTAL REGULATIONS AND INDUSTRIAL STANDARDS

         R-Tec's products will be subject to numerous governmental regulations designed to protect the health and safety of consumers and the environment.

         We believe that our products will comply with all applicable material governmental health and safety regulations and standards. However, there can be no assurance that our products will comply with all applicable regulations and standards. Because the future scope of these and other regulations and standards cannot be predicted, there can be no assurance that we will be able to comply with all future regulations or industry standards. Non-compliance could result in governmental restrictions on sales or reductions in customer acceptance of our products. Compliance may also require significant product modifications, which may result in increased costs and impaired product performance.

YEAR 2000 ISSUES

         We do not expect any Year 2000 issues to affect the development of our products. No software programs we intend to use will be written with code that would cause a Year 2000 problem. The only uncertainties, that could or could not develop, of which the company cannot give any assurances of would be if our suppliers, distributors and manufacturers of our products would be unable to resolve any Year 2000 issues that adversely affect their operations. If this were the case, it could cause delays in the development, production and sale of our products, which would have a material adverse effect on the continued development and growth of our business.

                            MANAGEMENT AND AFFILIATES

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

         The names, addresses, ages and respective positions of the current Directors and Officers of the Company are as follows:

Name                             Age   Position
----                             ---   --------
Philip Lacqua                    50    President, Treasurer and 1127 83rd Street
Brooklyn, New York  11228              a Director

Nancy Vitolo                     36    Vice President, Secretary  290 Green Road
Sparta, New Jersey  07871              and a Director

Marc M. Scola                    32    Vice President, General
61 Mallard Drive                       Counsel and a Director
Allamuchy, New Jersey  07820

         Each director is elected for a period of one year and serves until his successor is elected by the company's shareholders.

BIOGRAPHIES

         PHILIP LACQUA, age 50, will serve as the President, Treasurer and as a Director of the Company. As such, his duties will include responsibility for the overall management of the Company and sales.

         Mr. Lacqua was awarded a Bachelor of Science degree from Central University of Iowa in 1970.

         Since 1970, Mr. Lacqua has served as President and Vice-President for various companies. In 1971, Mr. Lacqua started Container Maintenance Corp., which was in the business of repairing ocean going containers, trailers and chassis. At the same time he started CMC Haulage, Inc., which provided for interstate and intrastate trucking. In 1973, Mr. Lacqua merged his companies with others and formed Marine Repair Services, Inc., ("MRS"). He assumed the title of Vice-President of Sales. MRS was primarily in the business of repairing containers, trailers and chassis in the New York area. In December, 1977, Mr. Lacqua sold his interests in CMC Haulage and MRS.

         In February, 1978, Mr. Lacqua formed Eastern Industrial Supply Corp., ("EIS"), a ship supply company.

         Mr. Lacqua then formed Marine Technical Service, Inc., and served as a Director and President, overseeing all aspects of that company. That company specialized in sales to the Far East, the Middle East and Europe. In June, 1998, Mr. Lacqua resigned as an officer and director of Marine Technical Service, Inc. to devote his attention to R-Tec Technologies, Inc.

         NANCY VITOLO, Age 36, will serve as a Vice-President, Secretary and as a Director of the Company. As such her duties will include public relations. Ms. Vitolo was elected Secretary of Garden State Heating and Air Conditioning Corporation in July of 1994. Garden State Heating and Air Conditioning Corporation became one of the top 50 Bryant/Carrier Dealers in gross sales in the continental U.S. and Canada.

         In 1995, Ms. Vitolo began a research project, in which she invested a substantial sum of money to open a laboratory and hire scientists to research the viability of a paint which could detect and neutralize harmful gases. This project was the basis of R-Tec Technologies, Inc. Ms. Vitolo has since managed and overseen the development of R-Tec Technologies, Inc. with the help of corporate and patent attorneys, business personnel, financial advisors and scientists.

         MARC M. SCOLA, age 32, will serve as a Vice-President, General Counsel and a Director of the Company. His duties will include preparing and negotiating the Company's license agreements, contracts, and various other legal and corporate matters. Mr. Scola was an attorney in private law practice for six (6) years.

         MR. SCOLA was awarded a Bachelor of Arts degree from Seton Hall University in South Orange, New Jersey in 1988. He then was awarded his Juris Doctorate (JD) degree by Texas Southern University School of Law in Houston, Texas in 1992. Mr. Scola obtained a Graduate Law Degree (L.L.M.) in Taxation from Temple University School of Law in Philadelphia, Pennsylvania in 1996.

         Mr. Scola began his law practice in 1993 with the Law Firm of Marc M. Scola, Esq., P.C. located in Florham Park, New Jersey. In January of 1996, Mr. Scola joined the Law Firm of Scola & Walterschied, P.C. located in Roseland, New Jersey, as a partner. In 1997, Mr. Scola continued in practice with Marc M. Scola, Esq., P.C., in Allamuchy, New Jersey.

         Mr. Scola, served as counsel to a wide variety of businesses, including construction companies, physician practices, manufacturing operations, and computer consulting firms. Mr. Scola's firms have been involved in the review, negotiation, financing, employment issues, and restructuring of the business entities. The firms also had experience in the preparation of shareholder, partnership and limited liability company, stock option, employment, leasing and other types of commercial agreements.

KEY EMPLOYEES AND POSSIBLE KEY EMPLOYEES

         The company sets forth certain biographical information relating to possibly future key employees of the company.

Name                               Position
----                               --------
Robert J. Verdicchio               Consultant
Stewart R. Kaiser                  Consultant
Shawn Walsh                        Consultant

         Mr. Lacqua, Ms. Vitolo and Mr. Scola have not entered into any employment agreements with the company. The company has not entered into any employment or consulting agreement(s) with Mr. Verdicchio. Mr. Verdicchio was one of three inventors of the Company's patented proprietary technology.

         STEWART R. KAISER was one of three inventors of the company's patented proprietary technology which has been assigned to the company. Mr. Kaiser is the husband of Nancy Vitolo, and the son of Muriel Kaiser. Mr. Kaiser has no ownership rights to the patent. On November 4, 1998, Mr. Kaiser filed for Chapter 7 Bankruptcy protection in the United States Bankruptcy Court, District of New Jersey. On December 16, 1998, Mr. Kaiser moved to voluntarily withdraw his Bankruptcy Petition. On or before December 16, 1998, Mr. Kaiser's motion was granted and the Bankruptcy Petition was dismissed.

         The company has a one year Consulting Agreement with Stewart R. Kaiser, which terminates on January 1, 2000. Mr. Kaiser has been engaged to perform consulting services for the company regarding scientific experiments and research on reactive paints. The Company is to pay Mr. Kaiser $1,000.00 per month for a total of $12,000.00 plus all reasonable out of pocket expenses.

         SHAWN WALSH was one of three inventors of the patented proprietary technology which has been assigned to the company. Mr. Walsh has no ownership rights to the patent. The company has a one year consulting Agreement with Mr. Walsh which terminates on January 1, 2000. Mr. Walsh has been engaged to perform consulting services on behalf of the company regarding scientific experiments and research on reactive paints. The Company is to pay Mr. Walsh $1.000.00 per month for a total of $12,000.00 plus all reasonable out of pocket expenses.

EXECUTIVE COMPENSATION

         R-Tec was only recently incorporated, has not commenced operations and has not paid any compensation to its executive Officers and Directors. The company, and the company presently has no formal employment agreements or other contractual arrangements with its officers or directors. The company hopes, upon the completion of this offering, to enter into employment agreements with Mr. Lacqua, Ms. Vitolo and Mr. Scola. The anticipated annual compensation for each of these three individuals is anticipated to be between $100,000 - $350,000 per year, depending on the success of the company and subject to approval by the Board of Directors.

         The company has executed three promissory notes in favor of Mr. Lacqua, Mr. Vitolo and Mr. Scola. These notes obligate the company to pay $350,000.00 to Mr. Lacqua, $350,000.00 to Ms. Vitolo and $350,000.00 to Mr. Scola within thirty days of the completion of this offering. Such payments represent compensation for their services for the past year's work on behalf of the company and reimbursement of fees and expenses incurred in connection with this offering.

                             PRINCIPAL SHAREHOLDERS

         The following table presents the shares of common stock of R-Tec Technologies, Inc. owned of record or beneficially by each person known by the company to own more than 5% of the company's common stock, and the name and shareholdings of each Officer and Director and all Officers and Directors as a group:

Principal Stockholder's           Number of         Percent Prior     Percent
Name and Addresses                Shares Owned      to Offering       Post Offer
-----------------------           ------------      -------------     ----------
Philip Lacqua (1)(2)              5,000,000         33 1/3%           26.66%
1127 83rd Street
Brooklyn, New York  11228

Nancy Vitolo (1)(2)               5,000,000         33 1/3%           26.66%
290 Green Road
Sparta, New Jersey  07871

Marc M. Scola (1)(2)              5,000,000         33 1/3%           26.66%
61 Mallard Drive
Allamuchy, New Jersey  07820

All Officers and
Directors as a Group              15,000,000        100%              80%

Footnotes;
  (1)An Officer of the Company.
  (2)A Director of the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The 15,000,000 presently outstanding Shares of the company's common stock were purchased by the founders of the company for a total of $3.00. See "PRINCIPAL SHAREHOLDERS."

         The patent covering the company's proprietary technology was assigned to the company by Muriel Kaiser. Ms. Kaiser is the mother of Stewart Kaiser and Nancy Vitolo's mother-in-law. Ms. Vitola is the wife of Stewart Kaiser. In consideration for the patent, the company executed a promissory note in favor of Nancy Vitolo and Muriel Kaiser. Pursuant to the promissory note, the Company is obligated to pay a minimum of one million ($1,000,000.00) dollars and a maximum sum of four million ($4,000,000.00) dollars plus 5% interest per annum payable in full within thirty (30) days of the completion of this offering. The amount payable is contingent upon the amount of amount of money raised in this offering.

         On October 24, 1998 R-Tec executed an agreement in favor of Philip Lacqua, Nancy Vitolo and Marc M. Scola under which R-Tec agreed to reimburse Mr. Lacqua, Ms. Vitolo and Mr. Scola for all expenses advanced by such individuals prior to and after the date of R-Tec's incorporation. Such expenses include, but are not limited to, attorneys' fees, accountant fees and officers leases.

         On January 6, 1999, R-Tec issued seven promissory notes totaling $1,388,840.22 to Philip Lacqua, Nancy Vitolo, Marc M. Scola and Columbia Trading, Inc. Columbia Trading, Inc. is a New York Corporation and Mr. Lacqua is its sole shareholder. These promissory notes represent back salaries for one year and reimbursement of fees and expenses incurred in connection with efforts to take R-Tec public. All of these promissory notes carry an interest rate of six percent per annum and are payable in full within thirty days of the completion of this offering.

         Upon completion of this offering the company anticipates entering into employment agreements with Mr. Lacqua, Ms. Vitolo, and Mr. Scola. Preliminary discussions have been held concerning possible compensation, but no oral or written agreement have been entered into. See "MANAGEMENT & AFFILIATES - Executive Compensation."

INDEMNIFICATION

         The company's Articles of Incorporation, as amended, provide that, to the extent not inconsistent with applicable law, the company shall indemnify and hold harmless its officers, directors, employees and agents from liability and reasonable expense from actions in which he or she may become involved by reason of the fact that he or she was an officer, director, employee or agent.


            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that any claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the Court of such issue.

                       ORGANIZATION WITHIN LAST FIVE YEARS

         R-Tec is a development stage company and has no operating history. As soon as the money from this offering is made available, the company expects to make all arrangements necessary so that it can commence operations in 1999.


                            DESCRIPTION OF SECURITIES

         The following statements summarize detailed provisions of the company's Articles of Incorporation and Bylaws, copies of which will be furnished to an investor upon written request therefor. See "WHERE YOU CAN FIND ADDITIONAL INFORMATION."

AUTHORIZED CAPITAL

         The company's authorized capital stock consists of 25,000,000 shares of no par value common stock. The company has outstanding 15,000,000 shares of its common stock, all of which are validly issued, fully paid and non-assessable.

COMMON STOCK

         The shares being offered are shares of common stock. Currently there are no markets for the common stock and there can be no assurances there will ever be a public market in the future.

         The company is presently authorized to issue 25,000,000 shares of no par value common stock. There are 15,000,000 shares issued and outstanding, and a maximum of 3,750,000 shares are for sale in this Offering.

         The shares of common stock being sold will be, when issued in accordance with the terms of the offering, fully paid and non-assessable.

         The holders of common stock, are entitled to equal dividends and distributions per share with respect to the common stock when as and if declared by the Board of Directors from funds legally available therefore. The company has not paid any dividends on common stock to date and does not anticipate paying dividends on common stock in the foreseeable future. No holder of common stock has a pre-emptive right to subscribe for any securities of the company nor are any common shares subject to redemption or convertible into other securities of the company. Upon liquidation, dissolution or winding up of the company, and after payment of creditors and preferred stockholders, if any, the remaining assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote. Holders of the company's common stock do not have cumulative voting rights, so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any alternate members to the Board of Directors.

PREFERRED STOCK

         The company is currently authorized to issue shares of preferred stock. Accordingly, the Board of Directors could authorize and the issuance of shares of preferred stock. Preferred stock may, if and when issued, have rights superior to those of the common stock offered hereby.

TRANSFER AGENT

         The Bank of New York, Inc., 1 Wall Street, New York, New York 10286, is the Transfer Agent and Registrar for the company's no par value common stock.

DIVIDEND POLICY

         The company has not paid any dividends on common stock to date and does not anticipate paying dividends on common stock in the foreseeable future. The company intends for the foreseeable future to follow a policy of retaining all of its earnings to finance the development and expansion of its business.

SHARES ELIGIBLE FOR FUTURE SALE.

         Upon the consummation of this offering at the maximum, the company will have 18,750,000 shares of common stock outstanding. Of these shares, the 3,750,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company (in general, a person who has a control relationship with the company) which will be subject to limitations of Rule 144 promulgated by the Commission under the Securities Act. All of the remaining 15,000,000 shares are deemed to be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, in that such shares were issued in private transactions not involving a public offering. All of such shares are not eligible for sale under Rule 144 until December __ 1999 at which time they will have been held longer than one year.

         In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the company (or persons whose shares are aggregated), who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the company for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

         Prior to this offering, there has been no market for the common stock, and no prediction can be made as to the effect, if any, that market sales of restricted shares of common stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely affect the price for the sale of the company's equity securities in any trading market which may develop. See "RISK FACTOR - - Shares Eligible for Future Sale."

                              PLAN OF DISTRIBUTION

         R-Tec Technologies, Inc., is offering a minimum of 625,000 shares and a maximum of 3,750,000 shares of common stock through it officers and directors on a "best-efforts" basis. Until at least 625,000 shares are fully subscribed, all subscription payments will be deposited into an escrow account at the Bank of New York. If less than 625,000 shares are not subscribed within three months after the effective date of this prospectus, all proceeds will be promptly refunded in full, without interest, and without any deduction of expenses. Upon sale of 625,000 shares, the escrow will be terminated and subscriptions will go directly to the company. This offering will end on the earlier of the following:
Three months from the effective date of this prospectus if 625,000 shares are not sold and fully paid for, the sale of the 3,750,000 shares, twelve months after the effective date of this prospectus or the date on which the Company decides to close the offering, which will not exceed twelve months from the effective date of this prospectus.

         The offering will be managed by the company without any underwriter. The company's officers and directors will receive no sales commissions or other compensation, except for reimbursement of expenses actually incurred for such activities. In connection with their efforts, they will rely on the "safe harbor" provisions of Rule 3a4-1 under the Securities and Exchange Act of 1934 (the "1934 Act"). Generally speaking, Rule 3a4-1 provides an exemption from the broker/dealer registration requirements of the 1934 Act for associated persons of an issuer. The Company's officer and directors will use their best efforts to find purchasers for the shares.

         Investors should be aware that while this offering is being conducted through it Officers and Directors, the company retains the right to utilize the services of broker/dealers ("Participating Broker/Dealers") who are members of the National Association of Securities Dealers, Inc. ("NASD"). We reserve the right to pay commissions for sales made by Participating Broker/Dealers in an amount not to exceed 10% of the sales price. Before the involvement of any Participating Broker/Dealer in the offering, the company must obtain a no objection position from the NASD for any compensation arrangements. Any Participating Broker/Dealer that sells securities in this offering may be deemed an underwriter as defined in Section 2(11) of the Securities Act of 1933. The company will amend the Prospectus and the registration statement of which it is a part to identify any selected Participating Broker/Dealer at such time as such Participating Broker/Dealer sells 5% or more of the offering.

         Because R-Tec is offering the shares without the participation of an underwriter the offering price has not been determined by negotiation with an underwriter, as is customary in most offerings. Investors are therefore subject to an increased risk that the price of the shares have been arrived at arbitrarily.

                                  LEGAL MATTERS

         To the knowledge of management there is no material litigation pending or threatened against the company. Legal counsel for the company in connection with this offering is Sirota & Sirota LLP, 747 Third Avenue, New York, New York 10017.

                                     EXPERTS


         The financial statements of R-Tec Technologies, Inc. as of December 31, 1998, included in this prospectus have been audited by Jurewicz and Duca, CPA's, P.C., independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance on such report given upon the authority of that firm as experts in accounting and auditing.

                            JUREWICZ & DUCA Certified
                            Public Accountants, P.C.
                              666 OLD COUNTRY ROAD
                           GARDEN CITY, NEW YORK 11530


                                                          Telephone 516.227.6660
JOSEPH P. JUREWICZ                                                  203.426.9800
MICHAEL A. DUCA                                           Facsimile 516.227.1126







To the Board of Directors and Shareholders of R-Tec Technologies, Inc.


We have audited the accompanying balance sheet of R-Tec Technologies, Inc. (a corporation) as of December 31, 1998, and the related statement of operations, and cash flows for the period from inception, October 29, 1998 to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of R-Tec Technologies, Inc. as of December 31, 1998, and the results of its operations and its cash flows for the initial period then ended in conformity with generally accepted accounting principles.


         /s/
Garden City, New York
January 7, 1999

                            R-TEC TECHNOLOGIES, INC.
                                  BALANCE SHEET
                                DECEMBER 31, 1998

                                     ASSETS



Current Assets
         Cash                           $   36,353
                                        ----------
           Total Current Assets                               $   36,353

Intangible Assets
         Organizational Costs            1,324,000
         Patent                                  1
                                        ----------
           Total Intangible Assets                             1,324,001

Other Assets
         Rent Security                       1,000
                                        ----------
           Total Other Assets                                      1,000
                                                              ----------
             Total Assets                                     $1,361,354
                                                              ==========


                      LIABILITIES AND SHAREHOLDERS' DEFICIT

Liabilities
         Loan Payable-Shareholders          $  1,374,773
           Total Liabilities                                  $1,374,773

Shareholders' Equity
         Common Stock, 25,000,000 shares
           authorized, no par value,
           15,000,000 shares issued
           and outstanding                             3

         Retained Deficit                        (13,422)
                                             -----------
           Total Shareholders' Deficit                           (13,419)
                                                              ----------
             Total Liabilities and
             Shareholders' Deficit                            $1,361,354
                                                              ==========








   The accompanying notes are an integral part of these financial statement.

                            R-TEC TECHNOLOGIES, INC.
                             STATEMENT OF OPERATIONS
              FOR THE PERIOD OCTOBER 29, 1998 TO DECEMBER 31, 1998






Expenses:
         Office Supplies and Printing       $   7,587
         Professional Fees                        789
         Travel                                 2,504
         Telephone                              1,000
         Internet Service/Web Site              1,542
                                             --------
           Total Expenses                                      $   13,422
                                                               ----------

Net Loss                                                          (13,422)
                                                               ----------

Retained Earnings,
  beginning of period                                                  -0-
Retained Earnings, (Deficit)
  end of period                                                $  (13,422)
                                                               ==========









   The accompanying notes are an integral part of these financial statement.

                            R-TEC TECHNOLOGIES, INC.
                             STATEMENT OF CASH FLOW
                     FOR THE PERIOD ENDED DECEMBER 31, 1998




CASH FLOWS FROM OPERATING ACTIVITIES
         Net Loss                          $  (13,422)
                                            ----------

Net Cash Used by Operating
          Activities                                            $  (13,422)


CASH FLOWS FROM FINANCING ACTIVITIES
         Organization Costs                (1,324,000)
         Patent                                    (1)
         Security Deposit                      (1,000)
         Accrued Expenses                   1,374,773
                                           ----------

Net Cash Provided by Financing                                      49,772

CASH FLOW FROM INVESTING ACTIVITIES
         Stock Purchase                             3
                                           ----------
Net Cash Provided by Investing
         Activities                                                      3
                                                                 ---------
Net Increase in Cash                                                36,353

Cash at Beginning of Period                                             -0-

Cash at End of Period                                            $  36,353
                                                                 =========








    The accompanying notes are an integral part of the financial statements.

                            R-TEC TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

NOTE 1 -          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                  A) Nature of Business
                  R-Tec Technologies, Inc. is a research and development company which has recently obtained a patent on the detection of electrophilic gases and uses there of. R-Tec Technologies will be involved in research to see how this technology can be used in many different industries and will be making this product in consumer form as a paint available to the general public for use in detecting harmful gases in their homes like CFC from air conditioners and natural gas which could be harmful.

                  B)  Estimates
                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE 2 -          ORGANIZATION COSTS

                  Certain costs, including legal and managerial costs, have been capitalized. Such cost will be amortized over a period no to exceed sixty months.

NOTE 3 -          PATENT

                  The Company has obtained a patent whose value is not readily determined. The patent was acquired using a promissory note, the value of which will be determined by the level of funding received through the initial public offering.

NOTE 4 -          LEASES

                  The Company leases two office facilities under operating leases. The Brooklyn lease is a one year lease with a monthly rental of $1,000, with one month security. The lease for the New Jersey office is a two year lease with a monthly rent f $2000 and no security. The details of these obligations are as follows:

                              Years Ending
                              ------------
                           December 31, 1999                  $34,000
                           December 31, 2000                   20,000
                           December 31, 2001                       -0-
                                                              -------
                                                              $54,000
                                                              =======

                            R-TEC TECHNOLOGIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998


NOTE 5 -          CONTINGENT LIABILITY

                  The Company has signed a promissory note, dated December 1, 1998, for the acquisition of a patent. The note is for a maximum of four million dollars ($4,000,000.00) with an interest rate of five percent (5.0%) per annum payable in full within thirty (30) days of the completion of the funding of the initial public offering.

                  It is agreed that if the proposed public offering realizes less than thirty (3) million dollars as anticipated, the amount due under this note to the holders will be reduced as follows:

                  Amount Realized by
                  Public Offering                    Amount Due Holders
                  ------------------                 ------------------
                  $27,500,000-$30,000,000            $ 4,000,000.00
                  $25,000,000-$27,500,000            $ 3,500,000.00
                  $20,000,000-$25,000,000            $ 3,000,000.00
                  $15,000,000-$20,000,000            $ 2,500,000.00
                  $10,000,000-$15,000,000            $ 2,000,000.00
                  $7,500,000--$10,000,000            $ 1,500,000.00
                  $5,000,000--$7,500,000             $ 1,000,000.00

                  The value of the patent will be set based upon the initial public offering. The holders agree that the amount paid in the schedule above will be their total consideration for the patent and all assignments thereto.

NOTE 6 -          PROMISSORY NOTES/LOANS PAYABLE-SHAREHOLDERS

                  The Corporation entered into promissory notes totalling $1,388,840 with the three organizing shareholders, and a company wholly owned by one of the organizing shareholders, to reimburse them for their efforts and expenses incurred toward the company prior to incorporation. The notes were signed January 6, 1999 and carry an interest rate of six percent per annum with the note payable in full within thirty days of the completion of the funding of the initial public offering.

NOTE 7 -          SUBSEQUENT EVENT

                  The Company is attempting to raise capital by taking the Company public with an initial public offering. The Company expects to raise between $5,000,000 and $30,000,000.

                  There is no assurance the offering will be successful.

         We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this prospectus is current as of February __, 1999.


                  TABLE OF CONTENTS

                                                                      Page

ADDITIONAL INFORMATION . . . . . . . . .                               3
PROSPECTUS SUMMARY . . . . . . . . . . .                               4
RISKS FACTORS. . . . . . . . . . . . . .                              10
DILUTION . . . . . . . . . . . . . . . .                              16
USE OF PROCEEDS. . . . . . . . . . . . .                              17
MANAGEMENTS DISCUSSION AND ANALYSIS. . .                              19
BUSINESS . . . . . . . . . . . . . . . .                              20
MANAGEMENT AND AFFILIATES. . . . . . . .                              29
PRINCIPAL SHAREHOLDERS . . . . . . . . .                              32
CERTAIN RELATIONSHIPS
     AND RELATED TRANSACTIONS. . . . . .                              32
ORGANIZATION WITHIN LAST FIVE YEARS. . .                              34
DESCRIPTION OF SECURITIES. . . . . . . .                              34
PLAN OF DISTRIBUTION . . . . . . . . . .                              36
LEGAL MATTERS. . . . . . . . . . . . . .                              37
EXPERTS. . . . . . . . . . . . . . . . .                              37
FINANCIAL STATEMENTS . . . . . . . . . .                              38



         Until __________, 1999, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions. This prospectus should be read in its entirety by any prospective investor prior to his or her investment.

                            R-TEC TECHNOLOGIES, INC.

                                3,750,000 Shares


                                   PROSPECTUS


                                February __, 1999



                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. Other Expenses of Issuance and Distribution*

         The following  table sets forth the estimated  costs and expenses to be
paid  by  the  Company  in  connection  with  the  Offering   described  in  the
Registration Statement.

   SEC registration fee                                          $ 8,340.00
   Blue sky fees and expenses                                    $20,000.00
   Printing and shipping expenses
   Legal fees and expenses
   Accounting fees and expenses
   Transfer and Miscellaneous expenses
                                        Total

   * All expenses except SEC registration fee are estimated.


ITEM 14. Indemnification of Directors and Officers.

         The Registrant's Articles of Incorporation, Article Eight, provide that the company shall indemnify and hold harmless its directors, employees and agents from liability and reasonable expenses from actions in which he or she may become involved by reason of the fact that he or she was an officer, director, employee or agent.

         Insofar as indemnification for liabilities arising under the Securities Act, indemnification may be provided to directors, officers or persons controlling the Registrant pursuant to the foregoing section. The Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15. Recent Sales of Unregistered Securities

         On November 26, 1998, Mr. Lacqua, Ms. Vitolo and Mr. Scola purchased a total of 15,000,000 shares for a total of $3.00 in conjunction with formation of the company. As of this date, Mr. Lacqua owns 5,000,000 shares of restricted common stock of the Company for which he paid a total of $1.00, Ms. Vitolo owns 5,000,000 shares for which she paid a total of $1.00, and Mr. Scola owns 5,000,000 shares for which he paid $1.00.

ITEM 16. Exhibits and Financial Statement Schedules
     (a) Exhibits

EXHIBIT
NUMBER        DESCRIPTION
-------       -----------
3.1           Certificate of Incorporation dated October 21, 1998.

3.2 Amended and Restated Articles of Incorporation, dated November 24, 1998

3.3           Amended and Restated Articles of Incorporation, dated
              December 18, 1998

3.4           By-laws, dated November 4, 1998

4.2           Form of common stock certificate

5 Opinion and consent of counsel with respect to the legality of the shares being registered

23.1          Consent of Jurewicz & Duca, CPA's, P.C.

27            Financial Data Schedule

99.1          Patent Assignment dated November 2, 1998

99.2          Promissory Note dated December 1, 1998

99.3          Promissory Note dated January 6, 1999

99.4          Promissory Note dated January 6, 1999

99.5          Promissory Note dated January 6, 1999

99.6          Promissory Note dated January 6, 1999

99.7          Promissory Note dated January 6, 1999

99.8          Promissory Note dated January 6, 1999

99.9          Promissory Note dated January 6, 1999

99.10         Consultant Agreement dated January 5, 1999

99.11         Consultant Agreement dated January 11, 1999

99.12         Exclusive Manufacturer's Agreement dated October 21, 1998

99.13         Purchase Order dated November 20, 1998

99.14         Share Purchase Agreement

99.15         Stock Transfer Agreement

99.16         Escrow Agreement

99.17         Expense Reimbursement Agreement
-----------------
* Previously filed
+ To be filed by amendment

         (b) FINANCIAL STATEMENT SCHEDULE

         The Financial Statement Schedule as of December 31, 1998 and the Report of Independent Public Accountants on such schedule are included in this Registration Statement. All other schedules are omitted because they are not applicable or are not required under Regulation S-X.

ITEM 17. Undertakings

         Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to its Articles of Incorporation or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether or not such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


   The Registrant hereby undertakes to:

     1. File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i)  Include  any  prospectus   required  by  section   10(a)(3)of  the
Securities Act;

        (ii) Reflect in the prospectus  any facts or events which,  individually
or  together,   represent  a  fundamental  change  in  the  information  in  the registration statement.

         Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) Include any additional or changed material information on the plan of distribution.

      2. For determining liability under the Securities Act treat each post effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on February 11, 1999.

R-TEC TECHNOLOGIES, INC.
By:/s/ Philip Lacqua
   ------------------
   Philip Lacqua
   Director and President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.



Signatures              Title                             Date
----------              -----                             ----
/s/ Philip Lacqua       Director, President               February 11, 1999
------------------      and Treasurer
Philip Lacqua


/s/ Nancy Vitolo        Director, Vice President          February 11, 1999
------------------      and Secretary
Nancy Vitolo

/s/ Marc M. Scola       Director, Vice President          February 11, 1999
------------------      and General Counsel
Marc M. Scola










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